COMCAST CORPORATION

NEWS RELEASE

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Contact:
John R. Alchin, Senior Vice President and Treasurer    (215) 981-7503
William E. Dordelman, Vice President, Finance          (215) 981-7550
Marlene S. Dooner, Senior Director, Investor Relations (215) 981-7392

FOR IMMEDIATE RELEASE


            COMCAST CORPORATION AND JONES INTERCABLE ANNOUNCE CABLE
                   SYSTEM SWAPS WITH ADELPHIA COMMUNICATIONS


Philadelphia, PA -- May 26, 1999: Comcast Corporation and Jones Intercable, Inc. announced today agreements to swap certain cable systems with Adelphia Communications. These cable system swaps will continue to strengthen Comcast's Mid-Atlantic super-cluster, encompassing cable systems in New Jersey, eastern Pennsylvania, Maryland, Delaware, Washington DC and Virginia. These system swaps, together with other pending acquisitions and investments will make Comcast's Mid-Atlantic super-cluster one of the largest cable system clusters in the nation with interests in more than four million owned and managed cable subscribers. In addition, they will enhance Comcast's and Jones' cable clusters in the Midwest, in Michigan and Indiana, and also in West Florida. In the aggregate, these swaps will add approximately 464,000 cable subscribers currently held by Adelphia to Comcast and Jones markets. In exchange, Adelphia will receive current Comcast and Jones systems serving approximately 440,000 subscribers in the greater Los Angeles area as well as in Palm Beach, Florida. All systems involved in the transactions will be valued based upon independent appraisals with any difference in relative value to be funded with cash or additional cable systems. The system swaps are subject to customary closing and regulatory approvals and are expected to close by mid-2000.

Comcast Corporation (www.comcast.com) is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A Special Common Stock and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

Jones Intercable, Inc. (www.jic.com) is principally involved in the development, management and operation of broadband cable networks serving more than 1.0 million customers. On April 7, 1999, Comcast Corporation completed the acquisition of a controlling interest in Jones Intercable, Inc. As a result, Jones Intercable is now a consolidated public company subsidiary of Comcast Cable Communications, Inc., an indirect consolidated subsidiary of Comcast Corporation.

Jones Intercable's Common Stock and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols JOIN and JOINA, respectively.

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